Exhibit 99.13

Amendment Agreement dated 28 April 2016
(the “Amendment Agreement”)

between

Credit Suisse International	and	Rock Investment SAS

(“Party A” or “CSI”)		(“Party B” or the “Counterparty”)

The purpose of this amendment agreement (this Amendment) is to amend the terms of the Call Option Transaction in respect of shares in Telecom Italia confirmed by a Confirmation entered into between us with a Trade Date of 14 July 2015 as previously amended by the parties on 6 August 2015 and on 18 August 2015 (the Confirmation). The Confirmation is subject to and forms part of a 2002 ISDA Master Agreement as if the parties had executed such agreement on the date the Confirmation was originally executed with the elections specified in the Confirmation (as amended from time to time) (the Agreement).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Initial Payment

In consideration for Party A agreeing to the amendments set out in Clause 2 below, Party B will pay EUR 25,000,000 to Party A on the date of this Amendment (the Initial Premium Amount 2”).

2.	Amendments

Subject to the condition precedent that Party A has received the Initial Premium Amount 2 on the date of this Amendment, with effect from the date of the Initial Hedging Period Completion Date 2:

(a)	the definitions of Maturity Date and Strike Price in section 2.1 of the Confirmation shall be deleted and replaced by:

“Maturity Date:	In respect of the Previous Terms Transaction, 16 June 2016 and in respect of the New Terms Transaction, 1 September 2017.

Strike Price:	EUR 1.08.”

(b)	the following definitions shall be introduced in section 2.1 of the Confirmation:

“Amendment:	means the amendment agreement in respect of this Transaction dated the Amendment Date 2.

Amendment Date 2:	28 April 2016.

Previous Terms:	The terms and conditions of the Transaction immediately prior to the amendments made in accordance with the Amendment.

Upper Individual Tranche:
The Transaction is also made up of twenty-four (24) additional tranches (each, an Upper Individual Tranche). The Upper Individual Tranches form part of the terms of the Call Options in respect of which Party A is Seller but are not additional Options in favour of Party B. Instead, in lieu of the immediate payment of a higher premium for the revised terms herein, in respect of each Upper Individual Tranche, Party B may be obliged to pay up to three Additional Cash Settlement Amounts to Party A (depending on the VWAP of the Shares on certain specified dates set out in Schedules 2, 3 and 4 hereto). Each Upper Individual Tranche has the terms set forth in this Confirmation.

Upper Individual Tranche
Number of Shares:	27,500,000 Shares in respect of each Upper Individual Tranche.

Initial Hedging Period 2:
The parties acknowledge that Party A’s Hedge Positions on the Amendment Date 2 will reflect the Previous Terms and Party A will need to alter its Hedge Positions as a result, inter alia, of the changes to the Maturity Date and the Strike Price and the inclusion of the Upper Individual Tranches anticipated by the Amendment.

The Initial Hedging Period 2 is the period during which Party A will establish (in the market or otherwise) its Initial Hedge Positions 2 with respect to the Transaction (as amended by the Amendment) which will end on the earlier to occur of (i) the Exchange Business Day on which Party A establishes the Target Initial Hedge Positions 2 and (ii) the date falling two (2) Exchange Business Days immediately following the Amendment Date 2 (the last Exchange Business Day in the Initial Hedging Period 2 is the Initial Hedging Period Completion Date 2).

Initial Hedging Procedures 2:	During the Initial Hedging Period 2, Party A will establish the Initial Hedge Positions 2 subject to the Initial Hedge Conditions 2.

For the avoidance of doubt, these “Initial Hedging Procedures 2” apply to the Initial Hedge Positions 2 established during the Initial Hedging Period 2 only, and shall not apply to any other hedging activities undertaken by Party A (and/or any of Party A’s Affiliates) in connection with the Transaction.

Initial Hedge Positions 2:	The additional Hedge Positions established by Party A with respect to the Transaction (as amended by the Amendment) during the Initial Hedging Period 2.

Target Initial Hedge Positions 2:
The number of Initial Hedge Positions 2, as determined by Party A, such that Party A has Hedge Positions in respect of the Aggregate Number of Shares (taking into account the amendments made by the Amendment).

Party A will on the Amendment Date 2 give indicative figures in respect of the size of its expected Target Initial Hedge Positions 2. Such figures are indicative only and Party A’s Target Initial Hedge Positions 2 will be determined in Party A’s sole discretion depending on, amongst other factors, market values from time to time during the Initial Hedging Period 2.

Initial Hedge Conditions 2:
Party A shall not establish any Initial Hedge Positions 2 which would result in the Initial Price 2 (taking into account any other Initial Hedge Positions 2 already established at such time) being less than EUR 0.80 or greater than EUR 1.00. If this Initial Hedge Condition 2 results in the Initial Hedge Positions 2 being less than the Target Initial Hedge Positions 2, Party A and Party B will discuss in good faith and a commercially reasonable manner whether to amend Schedule 5 and waive this Initial Hedge Condition 2.

In addition, prior to commencing the process of establishing its Initial Hedge Positions 2, Party A will consult with Party B as to whether Party B elects to impose any additional Initial Hedge Conditions 2. Party B may (but need not) set limits (which do not conflict with the mandatory Initial Hedge Condition 2 specified above) such that:

(i) on any Exchange Business Day, Party A may not execute Initial Hedge Positions 2 at a price per Share exceeding the price notified by Party B to Party A; and

(ii) to establish the Initial Hedge Positions 2, Party A may not buy on a given Exchange Business Day more than a specified percentage of the daily trading volume of the Shares (such specified percentage as notified by Party B to Party A).

Party B may waive any such additional Initial Hedge Conditions 2 or change the relevant price or percentage in (i) and (ii) above once the Initial Hedging Period 2 has commenced by notifying Party A in accordance with the process agreed by Party A and Party B during the consultation prior to the start of the Initial Hedging Period 2 with respect to the establishment of further Initial Hedge Positions 2 after such notice is given.

Transaction Split:
Following the Initial Hedging Period Completion Date 2, Party A will determine the proportion of the Aggregate Number of Shares in respect of which Party A has not established Initial Hedge Positions 2 (the Previous Terms Proportion). A proportion equal to 1 minus the Previous Terms Proportion is known as the New Terms Proportion.

The Transaction shall then be automatically divided into two Transactions, one of which will revert to the Previous Terms except as specified in this clause (the Previous Terms Transaction) and one of which will continue on the new terms set out in the Amendment (including the extension of the Maturity Date, the inclusion of the Upper Individual Tranches and in this clause) (the New Terms Transaction). For the avoidance of doubt both Transactions will continue to be subject to and form part of the Agreement. In order to split the Transaction:

(i) the Aggregate Number of Shares in respect of (A) the Previous Terms Transaction shall be equal to the Previous Terms Proportion of the Aggregate Number of Shares immediately prior to the operation of this clause and (B) the New Terms Transaction shall be equal to the New Terms Proportion of the Aggregate Number of Shares immediately prior to the operation of this clause;

(ii) the Outstanding Premium Amount in respect of (A) the Previous Terms Transaction shall be equal to the Previous Terms Proportion of the Outstanding Premium Amount immediately prior to the operation of this clause and (B) the New Terms Transaction shall be equal to the New Terms Proportion of the Outstanding Premium Amount immediately prior to the operation of this clause; and

(iii) the Calculation Agent shall make such other adjustments to the terms of the Previous Terms Transaction and the New Terms Transaction as it deems necessary in order to preserve the commercial intention of the parties, in the aggregate.

Initial Price 2:
A price per Share determined by Party A promptly following the Scheduled Closing Time of the Exchange on the Initial Hedging Period Completion Date 2 which is equal to the volume weighted average price per Share (including any fees, stamp duty and taxes (including for the avoidance of doubt Italian Financial Transaction Tax) but for the avoidance of doubt, excluding any taxes on income) in the Settlement Currency at which Party A has established Initial Hedge Positions 2 in the market or otherwise, with respect to the Transaction (as amended by the Amendment). For the avoidance of doubt, the Initial Price 2 is only relevant to determining the Final Premium Amount 2 and the Premium Amount Adjustment 2 and will not affect any other term of the Transaction.

Initial Pricing Notice 2:
Promptly following the Initial Hedging Period Completion Date 2, Party A shall promptly deliver written notice to Party B of the Initial Hedge Positions 2 which were established, the Initial Price 2, the Strike Price, the Upper Price per Share 1, the details of the Transaction Split, the Upper Price per Share 2, the Upper Price per Share 3 and the Premium Amount Adjustment 2 (such notice, the Initial Pricing Notice 2).

Final Premium Amount 2:
After the Scheduled Closing Time of the Exchange on the last Exchange Business Day of the Initial Hedging Period 2, Party A will determine the Final Premium Amount 2 as being equal to the product of (i) the Initial Price 2 (ii) the New Terms Proportion of the Aggregate Number of Shares immediately prior to the operation of the Transaction Split clause and (iii) the Final Premium Amount 2 Percentage to be determined by Party A by linear interpolation from the sensitivity table described in Schedule 5 hereto, based on the Initial Price 2 and the percentages specified in the sensitivity table.

Premium Amount
Adjustment 2:	The Premium Amount Adjustment 2 is an amount equal to the Final Premium Amount 2 minus the Initial Premium Amount 2.

On the third Exchange Business Day following the last day of the Initial Hedging Period 2 or if such date is not a Business Day, the next Business Day:

(i) if the Premium Amount Adjustment 2 is a positive number, then Party B will pay the Premium Amount Adjustment 2 to Party A; and

(ii) if the Premium Amount Adjustment 2 is a negative number, then Party A will pay the absolute value of the Premium Amount Adjustment 2 to Party B.

For the avoidance of doubt each of the Initial Premium Amount 2, the Final Premium Amount 2 and the Premium Amount Adjustment 2 relate to the amendments made by the Amendment and are not prepayments of the Outstanding Premium Amount.”

(c)
The definition of Daily Interest is deleted and replaced with the following (which, for the avoidance of doubt, shall only apply to the New Terms Transaction following the operation of the Transaction Split clause above and in accordance with its terms; with respect to the Previous Terms Transaction, the definition of Daily Interest shall remain unamended):

“Daily Interest:
In respect of any day from and including the “Amendment Date” (as defined in the amendment agreement in respect of the Confirmation dated 18 August 2015) to and excluding the Amendment Date 2, an amount equal to: (i) the Outstanding Premium Amount; multiplied by (ii) the sum of EONIA and 1.25%; divided by (iii) 365.

In respect of any day from and including the Amendment Date 2, an amount equal to: (i) the Outstanding Premium Amount; multiplied by (ii) the sum of EONIA and 1.45%; divided by (iii) 365.”

(d)	the following definitions shall be introduced in section 5 of the Confirmation:

“Observation Period 1:
The period from (and including) the seventh (7th) Scheduled Trading Day immediately preceding the Additional Cash Settlement Final Date 1 to (and including) the Additional Cash Settlement Final Date 1, as specified in Schedule 2 hereto.

Observation Period 2:
The period from (and including) the seventh (7th) Scheduled Trading Day immediately preceding the Additional Cash Settlement Final Date 2 to (and including) the Additional Cash Settlement Final Date 2, as specified in Schedule 3 hereto.

Observation Period 3:
The period from (and including) the seventh (7th) Scheduled Trading Day immediately preceding the Additional Cash Settlement Final Date 3 to (and including) the Additional Cash Settlement Final Date 3, as specified in Schedule 4 hereto.

Upper Valuation Dates:
In respect of each Upper Individual Tranche, the relevant Scheduled Trading Day specified as the Upper Valuation Date in each of Observation Period 1, Observation Period 2 and Observation Period 3 in Schedule 2, Schedule 3 or Schedule 4 (as applicable).

Upper Price per Share 1:	EUR 1.08.

Upper Price per Share 2:	EUR 1.10.

Upper Price per Share 3:	EUR 1.15.

Additional Cash
Settlement Amount 1:
In respect of each Upper Individual Tranche, if on the Upper Valuation Date falling in Observation Period 1 in respect of that Upper Individual Tranche, the VWAP is greater than or equal to the Upper Price per Share 1, then Party B shall pay to Party A on the Additional Cash Settlement Payment Date 1 an amount equal to the product of (a) the VWAP minus the Upper Price per Share 1 and (b) the Upper Individual Tranche Number of Shares.

Additional Cash
Settlement Amount 2:
In respect of each Upper Individual Tranche, if on the Upper Valuation Date falling in Observation Period 2 in respect of that Upper Individual Tranche, the VWAP is greater than or equal to the Upper Price per Share 2, then Party B shall pay to Party A on the Additional Cash Settlement Payment Date 2 an amount equal to the product of (a) the VWAP minus the Upper Price per Share 2 and (b) the Upper Individual Tranche Number of Shares.

Additional Cash
Settlement Amount 3:
In respect of each Upper Individual Tranche, if on the Upper Valuation Date falling in Observation Period 3 in respect of that Upper Individual Tranche, the VWAP is greater than or equal to the Upper Price per Share 3, then Party B shall pay to Party A on the Additional Cash Settlement Payment Date 3 an amount equal to the product of (a) the VWAP minus the Upper Price per Share 3 and (b) the Upper Individual Tranche Number of Shares.

Additional Cash
Settlement Final Date 1:	The date falling on 16 January 2017 or, if such day is not a Scheduled Trading Day, the next following day that is a Scheduled Trading Day.

Additional Cash
Settlement Final Date 2:	The date falling on 18 April 2017 or, if such day is not a Scheduled Trading Day, the next following day that is a Scheduled Trading Day.

Additional Cash
Settlement Final Date 3:	The date falling on 16 July 2017 or, if such day is not a Scheduled Trading Day, the next following day that is a Scheduled Trading Day.

Additional Cash
Settlement Payment Date 1:	The third Currency Business Day following the Additional Cash Settlement Final Date 1 or, if such day is not a Business Day, the next following day that is a Business Day.

Additional Cash
Settlement Payment Date 2:	The third Currency Business Day following the Additional Cash Settlement Final Date 2 or, if such day is not a Business Day, the next following day that is a Business Day.

Additional Cash
Settlement Payment Date 3:	The third Currency Business Day following the Additional Cash Settlement Final Date 3 or, if such day is not a Business Day, the next following day that is a Business Day.

For the avoidance of doubt, the terms of the Upper Individual Tranches are subject to adjustment in accordance with the terms of the Equity Definitions (and where necessary for that purpose will be treated as a Share Option Transaction and the elections in section 8 of the Confirmation shall also apply to the Upper Individual Tranches). Without limiting the applicability of the foregoing, (i) Section 6.6 of the Equity Definitions will apply if an Upper Valuation Date is a Disrupted Day; and (ii) if an adjustment or modification is made under Article 11 or Article 12 of the Equity Definitions in respect of the Individual Tranches, a corresponding adjustment will also be made in respect of the Upper Individual Tranches so as to preserve the economic effect of the Upper Individual Tranches within the Transaction.

For the avoidance of doubt, for the purpose of any early termination, unwind, or cancellation of the Transaction (including the designation of an Early Termination Date and the operation of the Cancellation and Payment Provisions of the Equity Definitions), the value of the Upper Individual Tranches will be taken into account when determining the value of the Transaction and the Upper Individual Tranches and the Individual Tranches together shall be treated as one Transaction.”

(e)	the definition of Number of Hedged Shares (Call) in section 6 of the Confirmation shall be deleted and replaced by:

“Number of Hedged Shares:
A number of Shares determined by the Calculation Agent as representing Party A’s aggregate Hedge Positions in respect of all Individual Tranches and Upper Individual Tranches as of the Ex-Dividend Date in respect of the relevant Dividend Payment Date divided by the number of outstanding Individual Tranches as of such Ex-Dividend Date.”

(f)	the following Schedules 2, 3, 4 and 5 shall be introduced after the Schedule 1 of the Confirmation:

 “
SCHEDULE 2
Table of Upper Valuation Dates in respect of Observation Period 1

Upper Individual Tranche	Upper Valuation Date
1	Seventh Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
2	Sixth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
3	Fifth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
4	Fourth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
5	Third Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
6	Second Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
7	Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 1
8	Additional Cash Settlement Final Date 1

SCHEDULE 3
Table of Upper Valuation Dates in respect of Observation Period 2

Upper Individual Tranche	Upper Valuation Date
1	Seventh Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
2	Sixth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
3	Fifth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
4	Fourth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
5	Third Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
6	Second Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
7	Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 2
8	Additional Cash Settlement Final Date 2

SCHEDULE 4
Table of Upper Valuation Dates in respect of Observation Period 3

Upper Individual Tranche	Upper Valuation Date
1	Seventh Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
2	Sixth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
3	Fifth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
4	Fourth Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
5	Third Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
6	Second Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
7	Scheduled Trading Day immediately prior to Additional Cash Settlement Final Date 3
8	Additional Cash Settlement Final Date 3

SCHEDULE 5

Initial Price 2 (EUR)	0.80	0.85	0.90	0.95	1.00
Final Premium Amount 2 Percentage	3.71%	4.01%	4.16%	4.11%	3.78%

For the purpose of the table immediately above, the Initial Price 2 is rounded up or down to the nearest 0.01 (with 0.005 and above rounded up).”

3.	Representations

Each party represents to the other party in respect of the Confirmation that the representations made by it under section 3 of the Agreement (other than (i) under section 3(e) in respect of which no representations have been made by either party; and (ii) under section 3(f) in respect of which the same representations will be deemed to be made as per page 1 and 2 of the Confirmation dated 14 July 2015) are true and accurate as of the date of this Amendment.

On the date of this Amendment, each party makes the representations set forth in section 10.1(i) of the Confirmation and Party B makes (A) the representations set forth in section 10.1(ii) and (iii) of the Confirmation, for the purposes of which the definition of the “Relevant Date” in section 10.1(iii) of the Confirmation (and as used in section 10.3 of the Confirmation) shall be deemed to include the date of this Amendment and each date on which Party B imposes or varies an Initial Hedge Condition 2 and (B) the representations set forth in section 10.1(iv) as amended below:

“On the Amendment Date 2, Party B represents to Party A that: (1) there has been no change in the identity or percentage holdings of the shareholder(s) of (i) Party B since 12 September 2013 and (ii) NJJ Holding since 2 September 2013, (2) neither it nor any of its Affiliates intends to make a bid for the entire share capital of the Issuer, nor it nor its Affiliates intends to acquire a shareholding such that it and/or its Affiliates hold such number of or interests in Shares in the Issuer as to require it or its Affiliates to make a bid for the entire share capital of the Issuer in accordance with applicable laws and regulations, (3) neither it nor any of its Affiliates holds Shares or has any synthetic position in Shares, in addition to (i) this Transaction, the share option transactions originally entered into between Party A and Party B on 8 September 2015, 18 September 2015, 21 October 2015, 26 October 2015 and 27 October 2015 (as such transactions may be amended from time to time) and (ii) any other option transactions on up to approximately 3.1% of the voting capital of the Issuer in aggregate; and (4) neither it nor any of its Affiliates has entered into any shareholder agreements or any written or oral agreements with any of existing shareholders of the Issuer.”

4.	Documents to be Delivered

In addition, CS will require an email acknowledgement from Mr Niel in his capacity as pledgor that the terms of the Call Option are being amended (including an increase to the Daily Interest on the financing, an extension of the Maturity Date, a change to the Strike Price, the inclusion of Upper Individual Tranches and the Transaction Split) and that his pledge will continue to secure the amended Call Option.

“I confirm that I have received, reviewed and understand the terms of the attached Amendment Agreement between Rock Investments S.A.S. (Rock) and Credit Suisse International (CSI) in respect of the Telecom Italia Option Transaction.

As security for Rock’s obligations under the Telecom Italia Option Transaction, I have pledged in favour of CSI shares in Iliad S.A. under a Luxembourg law pledge agreement (the Pledge). Notwithstanding the changes made in the Amendment Agreement (including (i) the extension of the Maturity Date; (ii) the change to the Strike Price, (iii) the increase to the Daily Interest and; (iv) the inclusion of Upper Individual Tranches), I acknowledge and agree that the Pledge will remain in full force and effect following the execution of the Amendment Agreement and in particular but without limitation, (a) it will continue to secure Rock’s obligations to CSI and (b) the Margin Call Provisions set out in clause 11 of the Pledge will continue to apply.

For the purpose of the above, references to the Telecom Italia Option Transaction means the agreement between CSI and Rock as set out in a confirmation with a Trade Date of 14 July 2015 as previously amended on 6 August 2015 and 18 August 2015.”

On or prior to the date of this Amendment, Party B will deliver the following documents in a form and substance satisfactory to Party A. Each of the documents will be covered by the Section 3(d) Representation given by Party B.

Documents in respect of Party B and its Président:

(a)	An up to date copy of the statuts (company articles) of Party B and NJJ Holding respectively.

(b)
An up to date electronic copy of the Extrait Kbis in respect of NJJ Holding and Party B respectively evidencing that NJJ Holding is the Président of Party B and Mr Niel is the Président of NJJ Holding.

(c)
An up to date electronic copy of a non-bankruptcy certificate (certificat de non faillite) and a lien search (état des inscriptions) in respect of Party B and NJJ Holding, in each case dated not more than one month prior to the Amendment Date 2.

Other Documents

Within 10 Business Days of the Amendment, Party B will provide a letter evidencing the appointment of a process agent in respect of Party B for the purposes of this Agreement.

Party B represents to Party A that as of the date of this Amendment, the most recent audited financial statements of Rock Investment are the statements in respect of the year ending 31 December 2014 which have previously been delivered by Rock Investment.

5.	Miscellaneous

(a)	This Amendment forms part of, supplements and is subject to the Agreement and the Confirmation.

(b)
Except as specifically amended by this Amendment, the Confirmation will continue in full force and effect and this Amendment will not be construed as a waiver of existing rights under the Confirmation and/or the Agreement.

(c)
From and after the effective date of this Amendment, all references in the Confirmation to “this Confirmation” (or words or phrases of a similar meaning) will be deemed to be references to the Confirmation as amended by this Amendment.

(d)	All capitalised terms used in this Amendment but not defined herein will have the meanings set forth in the Confirmation.

(e)
This Amendment and any non-contractual obligation arising out of or in relation to this Amendment will be governed by and construed in accordance with governing law of the Agreement. This Amendment and any non-contractual obligation arising out of or in relation to this Amendment will be subject to the jurisdiction provisions in the Agreement.

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

CREDIT SUISSE INTERNATIONAL

By:	/s/ Jean-Marc Botteri
Name: Jean-Marc Botteri
Title: Managing Director
Capital Markets Solutions Group

By:	/s/ Mounir Elarchi
Name: Mounir Elarchi
Title: Managing Director

Accepted and confirmed as of the date first above written:

Rock Investment SAS

By:	/s/ Xavier NIEL
Name: Xavier NIEL
Title: as Président of NJJ Holding, itself Président of Rock
Investment SAS